Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-293172, 333-287410, and 333-290723) and Form S-8 (No. 333-288885) of USA Rare Earth, Inc. of our report dated March 30, 2026, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C. (formerly HORNE LLP)
Ridgeland, Mississippi

March 30, 2026